Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
Paylocity Holding Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001	Rule 457(c) and Rule 457(h)	2,400,000(2)	$198.87(3)	$477,288,000.00	$92.70 per million dollars	$44,244.60
Equity	Common stock, par value $0.001	Rule 457(c) and Rule 457(h)	400,000(2)	$169.04(4)	$67,616,000.00	$92.70 per million dollars	$6,268.00
Total Offering Amounts					$544,904,000.00		$50,512.60
Total Fee Offsets							$0
Net Fees Due							$50,512.60

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Paylocity Holding Corporation (the “Registrant”) common stock that become issuable under the Paylocity Holding Corporation 2014 Equity Incentive Plan (the “2014 Plan”) and the Paylocity Holding Corporation 2014 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)Represents annual increases on January 1, 2022 to the number of shares of Registrant’s common stock reserved for issuance under the 2014 Plan and the ESPP as provided for in the 2014 Plan and the ESPP, respectively.
(3)Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of $198.87, which represents the average of the high and low price per share of the Registrant’s common stock on January 31, 2022 as reported on the NASDAQ Global Select Market.
(4)Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of 85% of $198.87, which represents the average of the high and low price per share of the Registrant’s common stock on January 31, 2022 as reported on the NASDAQ Global Select Market. Pursuant to the ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be equal to 85% of the lower of the fair market value on (i) the first trading day of the offering period and (ii) the purchase date.